UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2023

Ramaco Resources, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	001-38003	38-4018838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 West Main Street, Suite 1900

Lexington, Kentucky 40507

(Address of principal executive offices)

Registrant’s telephone number, including area code: (859) 244-7455

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	METC	NASDAQ Global Select Market
9.00% Senior Notes due 2026	METCL	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2023, Ramaco Resources, Inc. (the “Company”) entered into a Second Amended and Restated Credit and Security Agreement (the “Credit and Security Agreement”) by and among: (i) Keybank National Association, as administrative agent, collateral agent, lender, swing line lender and issuer; (ii) Keybanc Capital Markets, Inc., as lead arranger and sole book runner, (iii) Cadence Bank, as syndication agent, (iv) such other lenders that are now or hereafter become a party thereto; and (v) the Company, Ramaco Development, LLC, RAM Mining, LLC, Ramaco Coal Sales, LLC, Ramaco Resources, LLC, Ramaco Resources Land Holdings, LLC, Maben Coal LLC, Carbon Resources Development, Inc. and Ramaco Coal, Inc. (collectively, the “Borrowers”). Pursuant to the Credit and Security Agreement, the Company's overall credit facility increased to $175.0 million, consisting of an initial aggregate revolving commitment of the lenders of $125.0 million (the "Credit Facility") and an accordion feature of $50.0 million available, subject to the terms and conditions of the Credit and Security Agreement, including the lenders' consent. The Company drew $25,000,000 immediately after entering the Credit and Security Agreement to prepay more expensive debt and for general working capital.

The Credit Facility has a maturity date of February 15, 2026. Borrowings under the Credit Facility may not exceed the borrowing base as set forth in the Credit and Security Agreement.

Revolving loans under the Credit Facility bear interest at either the base rate plus 1.50% or the secured overnight financing rate plus 2.00%. The base rate equals the highest of (i) the administrative agent’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5%, or (iii) 3.00%. The terms of the Credit Facility include covenants limiting, among other things, the ability of the Borrowers to incur additional indebtedness, make investments or loans, incur liens, consummate mergers and similar fundamental changes, make restricted payments, and enter into transactions with affiliates. The Credit and Security Agreement also contains a financial covenant that requires the Borrowers to maintain a fixed charge coverage ratio, on a consolidated basis, of not less than 1.10:1.00 calculated as of the last day of the fiscal quarter ending on March 31, 2023 and as of the last day of each fiscal quarter thereafter.

The Credit and Security Agreement includes events of default relating to certain matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-payment default and cross acceleration with respect to indebtedness in an aggregate principal amount in excess of $250,000; bankruptcy; judgments involving liability in excess of $500,000 that are not paid; and change of control. Certain events of default are subject to customary notice and cure periods.

The above description of the material terms and conditions of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit and Security Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

The information set forth in Exhibit 99.1 to this Current Report on Form 8-K is incorporated herein by reference.

None of the information furnished in this Item 7.01 will be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor will it be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Second Amended and Restated Credit and Security Agreement, dated February 15, 2023, by and among Ramaco Resources, Inc., Ramaco Development, LLC, RAM Mining, LLC, Ramaco Coal Sales, LLC, Ramaco Resources, LLC, Ramaco Resources Land Holdings, LLC, Maben Coal LLC, Carbon Resources Development, Inc., Ramaco Coal, Inc, as borrowers, the lenders party thereto and KeyBank National Association, as agent, lender, swing line lender and the issuer.
99.1	Press release issued by Ramaco Resources. Inc., dated February 17, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
*	Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ramaco Resources, Inc.

By:	/s/ Randall W. Atkins
Name: Randall W. Atkins
Title: Chairman and Chief Executive Officer

Date: February 17, 2023